EXHIBIT 99.1

United-Guardian Announces 20% Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 19, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 17, 2017, declared a cash dividend of $0.42 per share, to be paid on June 12, 2017 to all stockholders of record as of the close of business on May 30, 2017. This will be the 22nd consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, “Based on improved first quarter financial results, along with strong sales to date for the second quarter, the Board decided that it would be in the best interest of our stockholders to increase the mid-year dividend to $0.42 per share, an increase of 20% from the $0.35 per share dividend that we paid in June 2016. With the resumption of purchases of one of our Lubrajel® products for sale in China, along with strong sales of our Renacidin® Irrigation, the Board felt that there was sufficient justification, and more than enough cash reserves, to increase the mid-year dividend.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products. For more information, please contact Robert Rubinger at evp@u-g.com or (631) 273-0900, or visit the company’s web site at www.u-g.com.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.